Exhibit 13.1

906 Certification

The certification ser forth below is being submitted in connection with the Annual Report on Form 20-F for the year ended 31 December 2003 (the `Report’) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the `Exchange Act’) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Lars Rebien Sørensen, the Chief Executive Officer and Jesper Brandgaard, the Chief Financial Officer of Novo Nordisk A/S, each certifies that, to the best of their knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respect, the financial condition and results of operations of Novo Nordisk A/S.

/s/ Lars Rebien Sørensen Lars Rebien Sørensen President and CEO	/s/ Jesper Brandgaard Jesper Brandgaard Chief Financial Officer